Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax

May 7, 2026

Harding, Loevner Funds, Inc.

400 Crossing Boulevard, Fourth Floor

Bridgewater, NJ 08807

Re:	Harding, Loevner Funds, Inc. (the “Registrant”)

File No. 333-294400

Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Harding, Loevner Funds, Inc. (the “Registrant”), a corporation duly organized and existing under the laws of the State of Maryland, in connection with Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on May 7, 2026, relating to the transfer of all of the assets of the International Developed Markets Equity Portfolio (the “Acquired Portfolio”), a series of the Registrant, in exchange for the issuance of shares of common stock of the International Developed Markets Select Equity ETF (the “Acquiring Portfolio”), also a series of the Registrant (the “Shares”), and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization and Liquidation by and between the Registrant, on behalf of each of the Acquired Portfolio and the Acquiring Portfolio, filed as an exhibit to the Registration Statement.

This opinion is limited to Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Maryland. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and have relied on representations from such third parties with knowledge of the materials herein. In addition, we are familiar with the Registrant’s Articles of Incorporation and Amended By-Laws, each as amended and supplemented to date. In addition, in rendering this opinion, insofar as it relates to the valid existence of the Registrant, we have relied solely on a certificate of the Secretary of State of the State of Maryland, dated as of May 5, 2026, and this opinion is limited accordingly and is rendered as of the date of such certificate.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Registrant on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Portfolio to be registered under the 1933 Act have been duly authorized for issuance and when issued to Acquired Portfolio shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP
Dechert LLP

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